Exhibit 99.2

Press Release	Source: Think Partnership Inc.

Think Partnership Inc. Enters into Merger Agreement with iLead Media, an Industry Leader in Online Sales Lead Generation

NORTHBROOK, Ill.—(BUSINESS WIRE)—May 2, 2006—Think Partnership Inc. (the “Company”) (AMEX:THK - News) today announced that it has entered into an agreement to acquire iLead Media, Inc., a Utah corporation (“iLead”), with iLead to become a wholly owned subsidiary of the Company following the closing of the merger.  iLead is engaged in the business of online sales lead generation.  The Company had previously announced a Letter of Intent with iLead on Dec. 6, 2005.  See www.ileadmedia.com for more information.

At the closing of the acquisition, the Company will pay to the shareholders of iLead an aggregate of $9,206,720 in cash and issue to them an aggregate of 4,649,859 shares of the Company’s common stock.  Further, the shareholders of iLead may receive aggregate earnout payments of up to $18 million based on the aggregate pre-tax earnings of iLead for the first 12 calendar quarters following the closing.  To the extent earned, up to $9 million of the earnout payment will be paid in shares of the Company’s common stock valued at the average closing price per share for the last five trading days of the first twelve calendar quarters, and up to $9 million (less a percentage thereof which the Company has agreed to contribute to iLead to fund a bonus pool for the pre-acquisition employees of iLead) will be paid in cash.  The shareholders are also entitled to an additional cash payment of $250,000 if, at any time during the five month period after the closing, iLead’s unrestricted cash exceeds certain targets and at the same time its accounts receivable and cash exceed its liabilities by at least $1.00.  Additionally, the Company has agreed to issue to the shareholders of iLead warrants to purchase an aggregate of up to 135,000 shares of the Company’s common stock at the closing of the acquisition at an exercise price of $2.75 per share.  The Company has agreed to grant certain registration rights with respect to shares of the Company’s common stock issued as part of the consideration of the acquisition, including any earnout shares and shares acquired upon exercise of the warrants.

iLead Chief Executive Officer Brady Whittingham, and iLead vice presidents David Nelson and Robert Seolas, will enter into multi-year employment agreements and will continue to manage iLead’s business following the closing.

The closing of the merger is subject to a number of closing conditions, including among other things, the Company raising $9,206,720 which will be used to pay the cash portion of the closing consideration.  The agreement will terminate if the closing does not occur by May 27, 2006, unless extended by mutual agreement.  As a result, there can be no assurances that the Company will be able to complete the acquisition of iLead in accordance with the terms described herein, if at all.

iLead Chief Executive Officer Brady Whittingham, stated, “From our initial introduction to Think Partnership, there has been no question in my mind that this is where iLead Media belongs.  I have met and worked with most of the Subsidiary Presidents, and you couldn’t hand pick a better team.  It is exciting for me to have the opportunity to take advantage of the power of our synergies to the benefit of all THK Shareholders.”

Think Partnership Chairman T. Benjamin Jennings, stated, “iLead is a great expansion of Think Partnership.  iLead’s creative management, combined with their profound expertise in the online marketing of home-based business opportunities, is a powerful combination.  We expect Brady Whittingham to play a major role in the expansion and integration of our company for many years, and we warmly welcome him and his team to Think Partnership.”

Think Partnership Inc. is based in Northbrook, Ill. and provides online and off-line marketing, advertising, public relations, branding, and shopping evaluation services; search engine optimization and marketing services, opt-in email marketing, and pay-per-click campaign management; online dating; web design, custom web-based applications, database systems, managed and shared hosting solutions, e-commerce and high-speed business Internet access; software for affiliate marketing and affiliate marketing services; online education; and marketing to expectant parents.  See www.thinkpartnership.com for more information.

Statements made in this press release that express the Company’s or management’s intentions, plans, beliefs, expectations or predictions of future events, are forward-looking statements. Those statements are based on many assumptions and are subject to many known and unknown risks, uncertainties and other factors that could cause the Company’s actual activities, results or performance to differ materially from those anticipated or projected in such forward-looking statements.  For a discussion of these risks, see the Company’s report on Form 10-KSB for the year ended Dec. 31, 2005.  The Company cannot guarantee future financial results, levels of activity, performance or achievements; and investors should not place undue reliance on the Company’s forward-looking statements.

Contact:

For Think Partnership Inc.:

Xavier Hermosillo, 310-832-2999,

Sr. Vice President for Corporate Communications
  and Investor Relations

Xavier@thinkpartnership.com